Exhibit 5.3

B.A.T. Netherlands Finance B.V. Handelsweg 53A 1181 ZA Amsterdam	Stibbe N.V. Advocaten en notarissen Beethovenplein 10 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date 6 September 2019
Shelf Programme 2019 – September 2019 issuance
Ladies and Gentlemen,

(1)
We have acted as counsel with respect to matters of the laws of the Netherlands to B.A.T. Netherlands Finance B.V. (the “Guarantor”) in connection with the registration statement on Form F-3 under the Securities Act of 1933 of the United States dated 17 July 2019 (the “Registration Statement”) in relation to the registration of the offer and sale, from time to time, of debt securities by B.A.T Capital Corporation (“BATCAP”) and B.A.T. International Finance p.l.c. (“BATIF”).

This opinion is furnished to you in order to be filed as an exhibit to Registration Statement with the United States Securities and Exchange Commission.

(2)
For the purpose of this opinion, we have examined and exclusively relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the prospectus supplement dated 3 September 2019 supplementing the Registration Statement;

(b)
the underwriting agreement by and among (1) the underwriters named in schedule 1 thereto, (2) BATCAP (as issuer) (the “Issuer”), (3) British American Tobacco p.l.c. (as parent) (the “Parent Guarantor”) and (4) BATIF, the Guarantor and Reynolds American Inc. (“RAI”) (as guarantors) dated 3 September 2019;

(c)
the base indenture by and among (1) the Issuer (as company), (2) the Parent Guarantor, BATIF, the Guarantor and RAI (as guarantors), (3) Citibank, N.A. (as trustee) (the “Trustee”) and (4) Citibank, N.A. (as authentication agent, transfer agent, registrar, calculation agent and initial paying agent) dated [6] September 2019;

(d)	the supplemental indenture no. 1 relating to the $1,000,000,000 Notes due 2024 by and among (1) the Issuer (as company), (2) the Parent Guarantor, BATIF,

Stibbe N.V. is registered with the Dutch Chamber of Commerce under number 34198700. Any services performed are carried out under an agreement for services (‘overeenkomst van opdracht’) with Stibbe N.V., which is governed exclusively by Dutch law. The general conditions of Stibbe N.V., which include a limitation of liability, apply and are available on www.stibbe.com/generalconditions or upon request.

the Guarantor and RAI (as guarantors) and (3) the Trustee (as trustee) dated 6 2019 September;

(e)
the supplemental indenture no. 2 relating to the $1,000,000,000 Notes due 2026 by and among (1) the Issuer (as company), (2) the Parent Guarantor, BATIF, the Guarantor and RAI (as guarantors) and (3) the Trustee (as trustee) dated 6 September 2019;

(f)
the supplemental indenture no. 3 relating to the $500,000,000 Notes due 2029 by and among (1) the Issuer (as company), (2) the Parent Guarantor, BATIF, the Guarantor and RAI (as guarantors) and (3) the Trustee (as trustee) dated 6 September 2019;

(g)
the supplemental indenture no. 4 relating to the $1,000,000,000 Notes due 2049 by and among (1) the Issuer (as company), (2) the Parent Guarantor, BATIF, the Guarantor and RAI (as guarantors) and (3) the Trustee (as trustee) dated 6 September 2019;

(h)
the deed of incorporation of the Guarantor dated 23 April 2014 including its articles of association (statuten), which according to the Extract referred to below are the articles of association of the Guarantor as currently in force;

(i)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Guarantor dated the date hereof (the “Extract”); and

(j)
the minutes of a meeting of the managing board of the Guarantor held on 12 June 2019 reflecting resolutions approving, inter alia, the execution by the Guarantor of the Agreements (as defined below) and the performance of its obligations thereunder (the “Resolution”).

(3)	The documents listed in paragraphs (2)(b) - (g) (inclusive) are hereinafter collectively also referred to as the “Agreements”.

References to the Civil Code, the Bankruptcy Act, the Code of Civil Procedure, the Financial Supervision Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet, the Wetboek van Burgerlijke Rechtsvordering, the Wet op het financieel toezicht and such other Codes or Acts of the Netherlands, as amended. In this opinion, “the Netherlands” refers to the European part of the Kingdom of the Netherlands and “EU” refers to the European Union.

(2)

(4)	In rendering this opinion we have assumed:

(a)
the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means;

(b)
(i) the power, capacity and authority of all parties thereto other than the Guarantor to enter into and execute the Agreements; (ii) that the Agreements have been duly authorised by all parties thereto other than the Guarantor; and (iii) that the Agreements have been validly executed and delivered (where such concept is legally relevant) by each of the parties thereto (including but not limited to the Guarantor) under all applicable laws, including the laws by which the Agreements are expressed to be governed, other than the laws of the Netherlands;

(c)
that any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required (other than under the laws of the Netherlands) in respect of the execution or performance of the Agreements have been or will be duly obtained or made, as the case may be;

(d)
that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the files kept by the Trade Register with respect to the Guarantor;

(e)	that the Resolution has not been annulled, revoked or rescinded and is in full force and effect as at the date hereof;

(f)
that the Guarantor has not been declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden), nor has ceased to exist due to merger (fusie) or demerger (splitsing); although not constituting conclusive evidence, this assumption is supported by the contents of the Extract and by our online search of the Central Insolvency Register of the courts in the Netherlands (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue;

(g)
that none of the insolvency proceedings listed in Annex A, as amended, to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings has been declared applicable to the Guarantor by a court in one of the member states of the EU (with the exception of Denmark), other than the Netherlands; although not constituting conclusive evidence, this assumption is supported by our online search of the section on EU Registrations of the Central Insolvency Register (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue;

(3)

(h)
that none of the members of the managing board of the Guarantor has a conflict of interests within the meaning of section 2:239 of the Civil Code with the Guarantor with respect to the Agreements or the transactions contemplated thereby; and

(i)
that the granting of a guarantee given by the Guarantor with respect to the obligations of the Issuer in clause 9.01 of the Base Indenture can be regarded as being in the corporate interest of the Guarantor  for purposes of section 2:7 of the Netherlands Civil Code and cannot be regarded as constituting an act of fraudulent conveyance which is subject to challenge pursuant to section 3:45 of the Netherlands Civil Code or section 42 of the Netherlands Bankruptcy Code.

(5)
We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand. We do not express any opinion with respect to (i) any public international law or the rules of or promulgated under any treaty or by any treaty organisation, other than any provisions of EU law having direct effect, (ii) matters of competition law, and (iii) matters of taxation.

(6)
Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

(a)
the Guarantor has been duly incorporated and is validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and has the necessary corporate capacity and power to enter into the Agreements and to exercise its rights and perform its obligations thereunder;

(b)
all corporate action required to be taken by the Guarantor to authorise the execution of the Agreements by it or on its behalf and the performance of its obligations thereunder has been duly taken; and

(c)	the Agreements have been duly executed on behalf of the Guarantor.

(7)	This opinion is subject to the following qualifications:

(a)	we express no opinion as to the accuracy of any representations given by the Guarantor or any other party (express or implied) under or by virtue of the Agreements; and

(b)
the opinions expressed above are limited by any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, moratorium, reorganisation, liquidation, fraudulent conveyance, or similar laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance, as well as by any sanctions or measures under the Sanctions Act 1977 (Sanctiewet 1977) or by EU or other international sanctions.

(4)

(8)
In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is given by Stibbe N.V. and may only be relied upon under the express condition that (i) any issues of interpretation or liability arising hereunder will be governed by the laws of the Netherlands and will be brought exclusively before a court of the Netherlands, and (ii) such liability, if any, shall be limited to Stibbe N.V. only, to the exclusion of any of its directors, partners, employees, shareholders and advisors or its or their affiliates and to the aggregate of the amount paid under Stibbe N.V.’s professional insurance in the particular instance and any applicable deductible payable by Stibbe N.V.

(9)
We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for your sole benefit for the purposes of the Agreements only and may not be disclosed or quoted to any person other than to your legal advisers or relied upon by any person or be used for any other purpose, without our prior written consent in each instance.

(10)
We hereby consent to the filing of this opinion as exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus supplement constituting a part of the Registration Statement. In giving such consent, we do not thereby admit or imply that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission

Yours faithfully,

Stibbe N.V.

/s/ Rein van Helden	/s/ Rogier Raas
Rein van Helden	Rogier Raas

(5)